Exhibit 5.1
                             MORRISON & FOERSTER LLP
                            San Francisco, California

                                December 15, 2000


Interactive Network, Inc.
180 Second St.
Suite B
Los Altos, California  94022

Gentlemen:

At your request, we have examined the Registration Statement on Form S-8 executed by you on December 6, 2000, and to be filed with the Securities and Exchange Commission (the "SEC") in connection with the registration under the Securities Act of 1933, as amended, of an aggregate of 1,900,000 shares of your common stock, no par value (the "Common Stock"), which will be issuable under your 1988 Stock Option Plan (the "Plan").

As your counsel in connection with the Registration Statement, we have examined the proceedings taken by you in connection with the authorization of the issuance of 1,900,000 shares of Common Stock under the Plan (the "Plan Shares"), and such documents as we have deemed necessary to render this opinion.

With respect to the proper adoption of the Plan by your board of directors and shareholders, and proper approval of all amendments thereto prior to November 9, 1992, we have relied solely on the opinion rendered by Graham & James, dated November 9, 1992, attached as Exhibit 5.1 to your registration statement on Form S-8, No. 33-54386, filed with the Commission on November 10, 1992.

Based upon the foregoing, it is our opinion that the Plan Shares, when issued and outstanding pursuant to the terms of the Plan, will be validly issued, fully paid and non-assessable shares of Common Stock.

We consent to the use of this opinion as an exhibit to the Registration
Statement.

                                          Very truly yours,


                                          /S/ MORRISON & FOERSTER LLP